Exhibit 99.1

[XL Capital Logo Omitted]


                                                XL Capital Ltd
                                                XL House
                                                One Bermudiana Road
                                                P. O. Box HM 2245
                                                Hamilton HM JX
                                                Bermuda

                                                Phone:  (441) 292-8515
                                                Fax:    (441) 292-5280

Press Release

IMMEDIATE

Contact:  David Radulski                    Roger R. Scotton
          Investor Relations                Media Relations
          (441) 294-7460                    (441) 294-7165


                 XL CAPITAL LTD PRICES ISSUE OF ORDINARY SHARES
                            AND EQUITY SECURITY UNITS

Hamilton, Bermuda (December 6, 2005) - XL Capital Ltd ("XL" or the "Company") (NYSE: XL) announced today that it has agreed to sell 33,846,000 ordinary shares (the "Ordinary Shares") (plus an additional 5,076,900 shares issuable upon exercise of the underwriters' option to purchase additional Ordinary Shares) (the "Ordinary Share Offering") pursuant to the Company's new shelf registration statement. The Ordinary Shares are being issued at an initial price to the public of $65.00 per Ordinary Share.

In addition, the Company has agreed to sell $745,000,000 of equity security units (the "Equity Security Units"), with a stated amount of $25 per unit, consisting of (i) forward purchase contracts to purchase, and XL to issue, its ordinary shares and (ii) debt securities (the "Equity Security Unit Offering" and, together with the Ordinary Share Offering, the "Offerings") also pursuant to XL's new shelf registration statement. There will be no over-allotment option relating to the Equity Security Units.

The forward purchase contracts of the Equity Security Units require each investor to purchase on the stock purchase date of February 15, 2009, a number of the Company's Ordinary Shares to be determined based on the average trading price of the Company's Ordinary Shares for a period preceding that date, or, in certain situations, a fixed number of Ordinary Shares.

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Total annual distributions on the Equity Security Units will be at the rate of
7.00 percent, consisting of interest payments at the rate of 5.25 percent on the senior notes and contract adjustment payments at the rate of 1.75 percent under the forward purchase contracts.

The Company expects total gross proceeds from the Offerings to be approximately $2.9 billion.

The Company intends to use the net proceeds from the Offerings for general corporate purposes, including, without limitation, the replenishment of the capital base of certain of the Company's subsidiaries following: its third quarter 2005 catastrophe losses, estimated losses related to Hurricane Wilma and the report issued by the independent actuary in connection with the Company's post-closing seasoning process with Winterthur Swiss Insurance Company.

The joint book-running managers for the Offerings are Goldman, Sachs & Co. and Citigroup Corporate and Investment Banking. A copy of the prospectuses meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from either (i) Citigroup Corporate and Investment Banking, Attn: Prospectus Department, Brooklyn Army Terminal 140, 58th Street, 8th Floor, Brooklyn, New York 11220 or by calling (718) 765-6732; or (ii) Goldman, Sachs & Co., Attn:
Prospectus Department, 85 Broad St., New York, NY 10004 or by faxing (212) 902-9316 or by emailing prospectus-ny@ny.email.gs.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Ordinary Shares, Equity Security Units or any other securities, nor will there be any sale of the Ordinary Shares, Equity Security Units or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of September 30, 2005, XL Capital Ltd had consolidated assets of approximately $54.9 billion and consolidated shareholders' equity of approximately $7.0 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) changes in the size of XL's claims relating to the hurricane and other natural catastrophe losses due to the preliminary nature of some of the reports and estimates of loss and damage to date; (b) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL, including, without limitation, amounts due to XL from Winterthur Swiss Insurance Company (i) in connection with the independent actuarial process or (ii) under other contractual arrangements; (c) greater frequency or severity of claims and loss activity than XL's underwriting, reserving or investment practices anticipate based on historical experience or industry data; (d) trends in rates for property and casualty insurance and reinsurance; (e) developments in the world's financial and capital markets that adversely affect the performance of XL's investments or access to such markets;
(f) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (g) the other factors set forth in XL's most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management's response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.